DESCRIPTION:   Agreement and Plan of Merger by and among Vignette
               Corporation, Wheels Acquisition Corp. and OnDisplay, Inc.


                                  EXHIBIT 2.1
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              VIGNETTE CORPORATION

                            WHEELS ACQUISITION CORP.

                                      AND

                                ONDISPLAY, INC.


                                 MAY 21, 2000

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                                       TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----
ARTICLE I. The Offer..........................................................................       1
 Section 1.1 The Offer........................................................................       1
 Section 1.2 Company Action...................................................................       3
 Section 1.3 Directors........................................................................       4

ARTICLE II. The Merger........................................................................       5
 Section 2.1  The Merger......................................................................       5
 Section 2.2  Effective Time; Closing.........................................................       5
 Section 2.3  Effect of the Merger............................................................       5
 Section 2.4  Certificate of Incorporation; Bylaws............................................       5
 Section 2.5  Directors and Officers..........................................................       5
 Section 2.6  Effect on Capital Stock.........................................................       6
 Section 2.7  Exchange of Certificates........................................................       7
 Section 2.8  No Further Ownership Rights in Company Common Stock.............................      10
 Section 2.9  Restricted Stock................................................................      10
 Section 2.10 Tax Consequences................................................................      10
 Section 2.11 Taking of Necessary Action; Further Action......................................      10
 Section 2.12 Dissenting Shares...............................................................      11

ARTICLE III. Representations and Warranties of Company........................................      11
 Section 3.1  Oganization; Subsidiaries.......................................................      11
 Section 3.2  Company Capitalization..........................................................      12
 Section 3.3  Obligations With Respect to Capital Stock.......................................      13
 Section 3.4  Authority; Non-Contravention....................................................      13
 Section 3.5  SEC Filings; Company Financial Statements.......................................      15
 Section 3.6  Absence of Certain Changes or Events............................................      16
 Section 3.7  Taxes...........................................................................      17
 Section 3.8  Title to Properties.............................................................      18
 Section 3.9  Intellectual Property...........................................................      18
 Section 3.10 Compliance with Laws............................................................      21
 Section 3.11 Litigation......................................................................      21
 Section 3.12 Employee Benefit Plans..........................................................      22
 Section 3.13 Certain Agreements..............................................................      25
 Section 3.14 Brokers' and Finders' Fees......................................................      26
 Section 3.15 Insurance.......................................................................      26
 Section 3.16 Disclosure......................................................................      26

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

 Section 3.17 Fairness Opinion.............................................................................     27
 Section 3.18 Affiliates...................................................................................     27
 Section 3.19 Lock-up Waivers..............................................................................     27

ARTICLE IV. Representations and Warranties of Parent and Merger Sub........................................     27
 Section 4.1  Organization of Parent and Merger Sub........................................................     27
 Section 4.2  Parent and Merger Sub Capitalization.........................................................     28
 Section 4.3  Obligations With Respect to Capital Stock....................................................     29
 Section 4.4  Authority; Non-Contravention.................................................................     29
 Section 4.5  SEC Filings; Parent Financial Statements.....................................................     30
 Section 4.6  Absence of Certain Changes or Events.........................................................     31
 Section 4.7  Taxes........................................................................................     32
 Section 4.8  Title to Properties..........................................................................     33
 Section 4.9  Intellectual Property........................................................................     33
 Section 4.10 Compliance with Laws.........................................................................     34
 Section 4.11 Litigation...................................................................................     34
 Section 4.12 Brokers' and Finders' Fees...................................................................     35
 Section 4.13 Disclosure Documents.........................................................................     35

ARTICLE V. Conduct Prior To The Effective Time.............................................................     35
 Section 5.1  Conduct of Business by Company...............................................................     35
 Section 5.2  Conduct of Business by Parent................................................................     38

ARTICLE VI. Additional Agreements..........................................................................     39
 Section 6.1  Stockholder Approval; Preparation of Registration Statement and Proxy Statement/Prospectus...     39
 Section 6.2  Antitrust Filings............................................................................     40
 Section 6.3  No Solicitation..............................................................................     41
 Section 6.4  Obligations of Merger Sub....................................................................     43
 Section 6.5  Voting of Shares.............................................................................     43
 Section 6.6  Registration Statement.......................................................................     43
 Section 6.7  Confidentiality; Access to Information.......................................................     43
 Section 6.8  Public Disclosure............................................................................     44
 Section 6.9  Reasonable Efforts; Notification.............................................................     44
 Section 6.10 Stock Options and ESPP.......................................................................     45
 Section 6.11 Form S-8.....................................................................................     46
 Section 6.12 Indemnification..............................................................................     46
 Section 6.13 Nasdaq Listing...............................................................................     47
 Section 6.14 Letters of Accountants.......................................................................     47
 Section 6.15 Takeover Statutes............................................................................     47
 Section 6.16 Certain Employee Benefits....................................................................     47
 Section 6.17 Tax Matters..................................................................................     48
 Section 6.18 Employment Agreement.........................................................................     48

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
ARTICLE VII. Conditions To The Merger........................................................................   48
 Section 7.1  Conditions to Obligations of Each Party to Effect the Merger...................................   48

ARTICLE VIII. Termination, Amendment and Waiver..............................................................   49
 Section 8.1  Termination....................................................................................   49
 Section 8.2  Notice of Termination; Effect of Termination...................................................   50
 Section 8.3  Fees and Expenses..............................................................................   50
 Section 8.4  Amendment......................................................................................   51
 Section 8.5  Extension; Waiver..............................................................................   51

ARTICLE IX. General Provisions...............................................................................   51
 Section 9.1  Non-Survival of Representations and Warranties.................................................   51
 Section 9.2  Notices........................................................................................   52
 Section 9.3  Interpretation; Certain Defined Terms..........................................................   53
 Section 9.4  Counterparts...................................................................................   54
 Section 9.5  Entire Agreement; Third Party Beneficiaries....................................................   54
 Section 9.6  Severability...................................................................................   54
 Section 9.7  Other Remedies; Specific Performance...........................................................   54
 Section 9.8  Governing Law..................................................................................   54
 Section 9.9  Rules of Construction..........................................................................   55
 Section 9.10 Assignment.....................................................................................   55
 Section 9.11 Waiver Of Jury Trial...........................................................................   55

                               INDEX OF EXHIBITS

 Exhibit A  Form of Voting Agreement

 Exhibit B  Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER


This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 21, 2000, among Wheel Corporation, a Delaware corporation ("Parent"), Wheels Acquisition Corp., a Delaware corporation and a wholly owned first-tier subsidiary of Parent ("Merger Sub"), and Hubcap, Inc., a Delaware corporation ("Company").

                                    RECITALS

          A. The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable that Merger Sub make an exchange offer (the "Offer") to exchange shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") for all of the issued and outstanding shares of common stock, par value $0.001 per share ("Company Common Stock"), of Company (the "Shares") and the merger of Merger Sub with and into Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law").

          B. It is intended that, for United States federal income tax purposes, the Offer and the Merger (together, the "Transaction") shall be treated as an integrated transaction and shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, the Merger is intended to be accounted for as a "purchase" under United States generally accepted accounting principles ("GAAP").

          C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of Company are entering into a Voting Agreement with Parent in the form of Exhibit A (the "Voting Agreement").

          In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

Article I.
The Offer

        (a)  Section 1.1 The Offer. (a) Provided that (i) this Agreement shall
                         ---------
not have been terminated in accordance with Section 8.1 and (ii) none of the events set forth in Annex I hereto shall have occurred and be continuing, Merger Sub shall, as promptly as practicable after the date hereof, commence the Offer. Each Share accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive from Merger Sub that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio. For purposes of this Agreement, the

"Exchange Ratio" shall mean 1.58. The initial expiration date of the Offer shall be the twentieth business day following commencement of the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Parent and Merger Sub (if any) represents at least a majority of the total number of outstanding Shares, assuming the exercise of all currently exercisable options, rights and convertible securities (if any) and the issuance of all Shares that Company is obligated to issue thereunder (such total number of outstanding Shares being hereinafter referred to as the "Fully Diluted Shares") (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Parent and Merger Sub expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that, without the prior written consent of Company, no change may be made which decreases the number of Shares sought in the Offer, changes the form or amount of consideration to be paid, imposes conditions to the Offer in addition to those set forth in Annex I, changes or waives the Minimum Condition or any of the other conditions set forth in Annex I or imposes any conditions to the Offer in addition to those set forth in Annex I, extends the Offer (except as set forth in the following two sentences), or makes any other change to any of the terms and conditions to the Offer which is adverse to the holders of Shares. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer and shall pay for all such Shares promptly after acceptance; provided that (x) Merger Sub shall extend the Offer for successive extension periods not in excess of 10 business days per extension if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived, and (y) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the Securities Exchange Commission ("SEC"). In addition, Merger Sub may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Shares which, together with Shares then owned by Parent and Merger Sub, represents at least 90% of the outstanding Shares. Notwithstanding anything to the contrary set forth herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the exchange of Parent Common Stock for Shares upon consummation of the Offer, and in lieu thereof each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock in the Offer will be paid an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by
(B) the closing price for a share of Parent Common Stock as reported on the NASDAQ National Market System on the first date Merger Sub accepts Shares for exchange in the Offer.

          (b) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the "Registration Statement"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent, Merger Sub and Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents and any material amendments thereto prior to their being filed with the SEC.

        (b)  Section 1.2 Company Action. (a) Company hereby consents to the
                         --------------
Offer and represents that its Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors participating therein (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interest of Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval constitutes approval under Section 203 of Delaware Law such that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are not and shall not be subject to any restriction pursuant to Section 203 of Delaware Law, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by Company's stockholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "Recommendations"). Company further represents that FleetBoston Robertson Stephens Inc. has rendered to Company's Board of Directors its opinion that the consideration to be received by Company's stockholders pursuant to this Agreement is fair to such stockholders from a financial point of view. Company has been advised that all of its directors and executive officers currently intend to tender their Shares pursuant to the Offer.
          (b) As soon as practicable on the day that the Offer is commenced, Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall, subject to Section 6.3(b), reflect the Recommendations. Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any material amendments thereto prior to its being filed with the SEC.

          (c) Company will promptly furnish Parent and Merger Sub pursuant to the terms of the Confidentiality Agreement, dated as of May 1, 2000, between Company and Parent (the "Confidentiality Agreement") with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Sub such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer.

        (c)  Section 1.3 Directors. (a) Effective upon the acceptance for
                         ---------
payment by Merger Sub of Shares pursuant to the Offer (the "Appointment Time"), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on Company's Board of Directors that equals the product of
(i) the total number of directors on Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.3) and
(ii) the percentage that the number of Shares owned by Parent or Merger Sub (including Shares accepted for payment) bears to the total number of Shares outstanding, and Company shall take all action reasonably necessary to cause Parent's designees to be elected or appointed to Company's Board of Directors, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided that, prior to the Effective Time (as defined below), Company's Board of Directors shall always have at least two members who were directors of Company prior to consummation of the Offer (each, a "Continuing Director"). If the number of Continuing Directors is reduced to less than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy. Notwithstanding anything in this Agreement to the contrary, if Parent's designees are elected to Company's Board of Directors prior to the Effective Time, the affirmative vote of the Continuing Directors shall be required for Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of Company's or any Company stockholder's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder, or (d) approve any other action by Company which is reasonably likely to adversely affect the interests of the stockholders of Company (other than Parent, Merger Sub and their affiliates (other than Company and its subsidiaries)), with respect to the transactions contemplated by this Agreement.
          (b) Company's obligations to appoint designees to its board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. Company shall promptly take all actions required pursuant to Section 1.3 and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 1.3. Parent will supply to Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

Article II.
The Merger
        (d)  Section 2.1 The Merger. Upon the terms and subject to the
                         ----------
conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        (e)  Section 2.2 Effective Time; Closing. Subject to the provisions of
                         -----------------------
this Agreement, Company and Merger Sub will file a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

        (f)  Section 2.3 Effect of the Merger. At the Effective Time, the effect
                         --------------------
of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Company and Merger Sub, and shall be subject to all debts, liabilities and duties of Company and Merger Sub.

        (g)  Section 2.4 Certificate of Incorporation; Bylaws. (a) At the
                         ------------------------------------
Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is "OnDisplay, Inc.""
          (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        (h)  Section 2.5 Directors and Officers. The initial directors of the
                         ----------------------
Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Company immediately prior to the Effective Time, until their respective successors are duly appointed.

        (i)  Section 2.6 Effect on Capital Stock. Subject to the terms and
                         -----------------------
conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:
          (a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(b), will be canceled and extinguished and automatically converted (subject to Section 2.6(e)) into the right to receive the number of shares of Parent Common Stock equal to the Exchange Ratio upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section

2.7 (together with the cash in lieu of fractional shares of Parent Common Stock as specified below, the "Merger Consideration"). No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 2.7(e).

          (b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options; Employee Stock Purchase Plan; Warrants. At the Effective Time, all options or warrants to purchase Company Common Stock then outstanding, whether under (i) Company's 1996 Stock Plan (the "Company Stock Option Plan"), (ii) the Oberon Software Incorporated 1990 Stock Option Plan (the "Oberon 1990 Plan"), (iii) the Oberon Software Incorporated 1998 Stock Incentive Plan (the "Oberon 1998 Plan," and together with the Company Stock Option Plan and the Oberon 1990 Plan, the "Company Option Plans"), or (iv) otherwise, shall be assumed by Parent in accordance with Section 6.10 of this Agreement. Rights outstanding under Company's 1999 Employee Stock Purchase Plan (the "Company ESPP") shall be treated as set forth in Section 6.10 of this Agreement.

          (d) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio, the Merger Consideration and any other amounts payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement shall be appropriately adjusted.

        (j)  Section 2.7 Exchange of Certificates. to Company to act as the
                         ------------------------
exchange agent (the "Exchange Agent") in the Merger.
          (b) Exchange Fund. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this
Article II, the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.6 in exchange for outstanding shares of Company Common Stock.

          (c) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 2.7(e) and any dividends or distributions payable pursuant to Section 2.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.7(e) and any dividends or distributions payable pursuant to Section 2.7(d). No interest will be paid or accrued on any cash in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          (e) Fractional Shares. (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent pursuant to Section 2.7(b), over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.7(c) (such excess, the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on NASDAQ National Market System in the manner set forth in paragraph (ii) of this Section 2.7(e).

               (ii) The sale of the excess shares by the Exchange Agent shall be executed on the NASDAQ National Market System and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock in accordance with the terms of Section 2.7(c).

               (iii) Notwithstanding the provisions of paragraphs (i) and (ii) of this Section 2.7(e), Parent may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Parent shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount such holder would have received pursuant to Section 2.7(e)(ii) assuming that the sales of Parent Common Stock were made at a price equal to the average of the closing prices of the Parent Common Stock on the NASDAQ National Market System for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph
          (iii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 2.7(b) or (e).

          (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 3.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 2.6, cash for fractional shares, if any, as may be required pursuant to Section 2.7(e) and any dividends or distributions payable pursuant to Section 2.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (h) No Liability.  Notwithstanding anything to the contrary in this
Section 2.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 2.7 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.7(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.7(d), in each case, without any interest thereon.

        (k)  Section 2.8  No Further Ownership Rights in Company Common Stock.
                          ---------------------------------------------------
All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

        (l)  Section 2.9 Restricted Stock. If any shares of Company Common Stock
                         ----------------
that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("Company Restricted Stock") may be forfeited or repurchased by Company upon any termination of the stockholders' employment, directorship or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each, and any information concerning any elections timely made under Section 83(b) of the Code, is set forth in Part 2.9 of the Company Disclosure Letter.

        (m)  Section 2.10 Tax Consequences. It is intended by the parties hereto
                          ----------------
that the Transaction shall constitute a "reorganization" within the meaning of
Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        (n)  Section 2.11 Taking of Necessary Action; Further Action. If, at any
                          ------------------------------------------
time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company, Merger Sub and the Surviving Corporation will take all such lawful and necessary action in the name of Company or Merger Sub. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

(o)  Section 2.12  Dissenting Shares.  Notwithstanding Section 2.6, if the
                   -----------------
Merger is effectuated pursuant to Section 253 of Delaware Law, Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Company shall give Parent prompt notice of any demands received by Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by Company.

Article III.
Representations and Warranties of Company

As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) Company's Annual Report on Form 10-K for the year ending December 31, 1999 and any Company SEC Reports (as defined below) filed subsequent to such Form 10-K and prior to the date of this Agreement, or (ii) the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of

          Company (the "Company Disclosure Letter"), Company represents and warrants to Parent and Merger Sub as follows:

        (p)  Section 3.1 Organization; Subsidiaries. (a) Company and each of its
                         --------------------------
subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to have such qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 9.3) on Company.

          (b) Neither Company nor any of its subsidiaries identified in Part 3.1 of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, except for passive investments in equity interests of public companies as part of the cash management program of Company. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future material investment in or material capital contribution to any other entity. Neither Company, nor any of its subsidiaries, is a general partner of any general partnership, limited partnership or other similar entity. Part 3.1 of the Company Disclosure Letter indicates the jurisdiction of organization of each subsidiary of the Company and Company's direct or indirect equity interest therein.

          (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "Company Charter Documents"), and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of Company Charter Documents.

        (q)  Section 3.2 Company Capitalization. (a) The authorized capital
                         ----------------------
stock of Company consists solely of 100,000,000 shares of Company Common Stock, of which there were 22,636,902 shares issued and outstanding as of May 16, 2000, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by Company. From and after the Effective Time, the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, Company or any other person, become subject to the restrictions, conditions and other provisions of such Company Restricted Stock, and Parent will automatically succeed to and become entitled to exercise Company's rights and remedies under such Company Restricted Stock.
          (b) As of the close of business on May 19, 2000, (i) 4,258,687 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company

Common Stock under the Company Stock Option Plan, the Oberon 1990 Plan, the Oberon 1998 Plan (collectively, the "Company Options"), and (ii) 1,500,000 shares of Company Common Stock are reserved for future issuance under the Company ESPP. Part 3.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which such Company Option expires and (vi) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of the Company Stock Option Plan, the Oberon 1990 Plan, the Oberon 1998 Plan, the Company ESPP and the standard forms of stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Stock Option Plans. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

          (c) All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.4).

        (r)  Section 3.3 Obligations With Respect to Capital Stock. Except as
                         -----------------------------------------
set forth in Section 3.2 hereof or Part 3.3 of the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Company owns all of the securities of its subsidiaries identified on Part 3.1 of the Company Disclosure Letter, free and clear of all claims and Encumbrances, and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

        (t)  Section 3.4 Authority; Non-Contravention. (a) Company has all
                         ----------------------------
requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "Company Stockholder Approvals") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.
          (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate Company Charter Documents, (ii) subject to obtaining Company Stockholder Approvals and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on Company.

          (c) No action by or in respect of, or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign, domestic or supranational ("Governmental Entity") or other person, is required to be obtained or made by

Company in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and any other applicable securities law, whether state or foreign, (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and
(iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Company or the Surviving Corporation or have a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement.

        (u)  Section 3.5 SEC Filings; Company Financial Statements. (a) Company
                         -----------------------------------------
has filed all forms, reports and documents required to be filed by Company with the SEC since the effective date of the registration statement for Company's initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.
          (b) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) are prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly present the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. Each of the financial statements of Oberon Software Incorporated ("Oberon") (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing, (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) are prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present the financial position of Oberon as at the respective dates thereof and the results of Oberon's operations and cash flows for the periods indicated.

          The balance sheet of Company contained in the Company SEC Reports as of March 31, 2000 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials or in the Company SEC Documents filed, in each case, prior to the date hereof, neither Company nor any of its subsidiaries has any material liabilities or obligations (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities.

          (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

        (v)  Section 3.6 Absence of Certain Changes or Events. (a) Since the
                         ------------------------------------
date of the Company Balance Sheet the business of Company and its subsidiaries has been conducted in the ordinary course consistent with past practices (other than the transactions contemplated by this Agreement) and, there has not been
(i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iv) any revaluation by Company of any of its material assets, other than in the ordinary course of business.

          (b) Since the date of the Company Balance Sheet and through the date of this Agreement, there has not been (i) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries, (ii) any incurrence, assumption or guarantee by Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any creation or other incurrence by Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices, (vi) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned subsidiaries (or advances to employees) in the ordinary course of business consistent with past practices, (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, or (viii) any material change in the pricing of the license fees Company charges for licensing its software.

        (w)  Section 3.7 Taxes. (a) Company and each of its subsidiaries have
                         -----
timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority. Such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

          (b) Company and each of its subsidiaries have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes as are not material to Company.

          (c) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries. Company and its subsidiaries have not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to Company.

          (e) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof that is reasonably likely to be material to Company.

          (f) Neither Company nor any of its subsidiaries has any material liability for unpaid Taxes which have not been accrued for or reserved on Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

          (g) There is no agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

          (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

          (i) Neither Company nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

          (j) Company and its subsidiaries have not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

          (k) Company has not been distributed in a transaction qualifying under
Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

          (l) Company is not aware of any fact, circumstance, plan or intention on the part of Company that would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (x)  Section 3.8 Title to Properties. (a) Company does not own and has
                         -------------------
not owned any real property interests. Part 3.8 of the Company Disclosure Letter list all real property leases to which Company is a party and each amendment thereto that is in effect as of the date of this Agreement that provide for annual payments in excess of $500,000. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Company.
          (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances which are not material in character, amount or extent.

        (y)  Section 3.9 Intellectual Property. For the purposes of this
                         ---------------------
Agreement, the following terms have the following definitions:
"Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.
"Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or one of its subsidiaries. "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.
"Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.
          (a) No material Company Intellectual Property or product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation (other than those imposed by applicable law) restricting in any manner the use, transfer or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Company Registered Intellectual Property.

          (c) Company or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted) to, each material item of Company Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions). The Company Intellectual Property constitutes all the Intellectual Property necessary to, or used or held for use in, the conduct of the business as currently conducted. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any material Company Intellectual Property.

          (d) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

          (e) Part 3.9(e) of the Company Disclosure Letter contains a true and complete list of all in-bound OEM agreements and all distributor agreements to which Company or any of its subsidiaries is a party. None of Company or its subsidiaries is a party to any contract with a term of greater than one year with a long-distance telecommunications provider, Internet Service Provider, service farm provider or computer hardware provider.

          (f) To Company's knowledge, the operation of the business of Company and its Subsidiaries as such business currently is conducted, including the design, development, marketing and sale of the products or services of Company and its subsidiaries (including with respect to products currently under development) has not and does not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (g) None of Company or any of its subsidiaries has received written or credible oral notice from any third party that the operation of the business of Company and its subsidiaries or any act, product or service of Company and its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Company, threatened against or affecting, Company, any of its subsidiaries, any present or former officer, director or employee of Company or any of its subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any subsidiary in any of the Company Intellectual Property, (ii) alleging that the use of the Company Intellectual Property or any services provided, processes used or products manufactured, used, imported or sold by Company or any subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property of any third party or (iii) alleging that Company or any of its subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property of any third party.

          (h) Except as set forth in Part 3.9(h) of the Company Disclosure Letter, to Company's knowledge, no person has or is infringing or misappropriating any Company Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would be material to Company.

          (i) Company and its subsidiaries have taken reasonable steps to protect Company's and its subsidiaries' rights in Company's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not would reasonably be expected to have a Material Adverse Effect on Company.

          (k) Except under license or service agreements with end users of products of Company and its subsidiaries, none of Company and any of its subsidiaries has given an indemnity in connection with any Intellectual Property right to any person.

        (z)  Section 3.10 Compliance with Laws. (a) Neither Company nor any of
                          --------------------
its subsidiaries is in conflict with, or has violated or is in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Company. To Company's knowledge, no investigation or review by any Governmental Entity is pending or, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. There is no judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, or any acquisition of material property by Company or any of its subsidiaries.
          (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities (including, without limitation all such permits required under environmental laws) that are material to or required for the operation of the business of Company as currently conducted (collectively, the "Company Permits"), and are in compliance with the terms of Company Permits, except where the failure to hold such Company Permits, or be in such compliance, would not, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.
          (c) No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any environmental law. There are no material liabilities of or relating to the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any environmental law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such material liability. For purposes of this Section, the terms "Company" and "subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its subsidiaries.

        (aa)  Section 3.11 Litigation. There are no claims, suits, actions,
                           ----------
investigations or proceedings (or any basis therefor) pending or, to the knowledge of Company, threatened against, relating to or affecting Company, any of its subsidiaries any officer, director or employee of Company or any of its subsidiaries or any person for whom the Company or any subsidiary may be liable or any of their respective properties, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Company or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby. As of the date hereof, no director or executive officer of Company has asserted a claim to seek indemnification from Company under Company Charter Documents or any indemnification agreement between Company and such person.

        (bb)  Section 3.12 Employee Benefit Plans. (a) Definitions. For purposes
                           ----------------------
of this Agreement, the following terms shall have the meanings set forth below:
               (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

               (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

               (iii)  "DOL" shall mean the Department of Labor;

               (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of Company or any subsidiary of Company;

               (v) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any subsidiary of Company, on the one hand, and any Employee or consultant of Company or any subsidiary of Company, on the other hand;

               (vi) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (vii) "ERISA Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

               (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

               (ix) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

               (x)    "IRS" shall mean the Internal Revenue Service;

               (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

               (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

               (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of
          Section 3(2) of ERISA.

          (b) Schedule.  Part 3.12 of the Company Disclosure Letter contains an
              --------
accurate and complete list of each Company Employee Plan and each Employee Agreement and, to the knowledge of Company, any other material benefit plan, program, or arrangement in which an Employee is eligible to participate (each plan other than a Company Employee Plan, an "Outsourced Plan"). Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c) Documents.  Company has made available to Parent:  (i) correct and
              ---------
complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination or opinion letter, and all rulings relating to Company Employee Plans; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; and (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan. Additionally, the Company has provided information with respect to the Outsourced Plans to the extent reasonably practicable.

          (d) Employee Plan Compliance. Except in each case, as would not,
              ------------------------
individually or in the aggregate, result in a material liability to Company or as set forth on Part 3.12 of the Company Disclosure Letter: (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code has received an opinion, determination, advisory or notification letter from the Internal Revenue Service that it is so qualified or has remaining a period of time to obtain such a letter from the IRS, and no event has occurred since the date of such determination that could reasonably be expected to result in the revocation of, or materially adversely affect, such qualification; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than currently outstanding stock options) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan;
(vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Company or any Affiliate with respect to any of Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet.

          (e) Pension Plans. Neither Company nor any ERISA Affiliate of Company
              -------------
has now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or
Section 412 of the Code, that would result in material liability to Company.

          (f) Multiemployer Plans.  At no time has Company or any ERISA
              -------------------
Affiliate of Company contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to Company.

          (g) No Post-Employment Obligations.  No Company Employee Plan
              ------------------------------
provides, or has any liability to provide, retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

          (h) Effect of Transaction.  The execution of this Agreement and the
              ---------------------
consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than full vesting as a result of partial or full plan termination of a qualified plan), distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, plan or arrangement (written or otherwise) covering any Employee or former Employee of Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G or 162(m) of the Code.

          (i) Employment Matters.  Company and each of its subsidiaries is in
              ------------------
compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees. There are no pending, or, to Company's knowledge, threatened material claims or actions against Company under any worker's compensation policy or long-term disability policy. To Company's knowledge, no Employee of Company has materially violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity.

          (j)  Labor. Company does not know of any activities or proceedings of
               -----
any labor union to organize any Employees that would be material to Company. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which would reasonably be expected to, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would reasonably be expected to, individually or in the aggregate, result in any material liability to Company. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

          (k) International Employee Plans. Each International Employee Plan has
              ----------------------------
been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason in accordance with the terms of each such International Employee Plan (other than expenses typically incurred in a termination event).

3.13  Certain Agreements.  As of the date hereof, neither Company nor any of its
      ------------------
subsidiaries is a party to or is bound by: (a) any employment or consulting agreement or commitment with any employee or member of Company's Board of Directors, that, individually or in the aggregate, is material to Company, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of law may limit Company's or any of its subsidiaries' ability to terminate employees at will;

          (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any material guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan or sale of debt securities;

          (d) any material agreement, obligation or commitment containing covenants purporting to limit or which effectively limit Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Company or the Surviving Corporation or any of its subsidiaries after the Effective Time;

          (e) any agreement or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company's subsidiaries; or

          (f) any agreement or commitment currently in force providing for capital expenditures by Company or its subsidiaries in excess of $500,000.

The agreements required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (f) above or pursuant to Section 3.9 or are required to be filed with any Company SEC Report ("Company Contracts") are valid and in full force and effect, except to the extent that such invalidity would not be material to Company. Neither Company nor any of its subsidiaries, nor to Company's knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract in such a manner as would be material to Company.

    (cc)   Section 3.14 Brokers' and Finders' Fees. Except for fees payable to
                        --------------------------
FleetBoston Robertson Stephens Inc. pursuant to an engagement letter that has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    (dd)   Section 3.15  Insurance.   Company and each of its subsidiaries have
                         ---------
policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such material policies.

     (ee)   Section 3.16  Disclosure.   Neither the Schedule 14D-9, nor any of
                          ----------
the information supplied or to be supplied by the Company or its subsidiaries or representatives for inclusion or incorporation by reference in the Registration Statement, the Post-Effective Amendment (as defined below) or the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The
Schedule 14D-9 will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representations or warranty is made by Company with respect to statements made or incorporated by reference in any such documents based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

     (ff)   Section 3.17  Fairness Opinion.   Company's Board of Directors has
                          ----------------
received a true and correct copy of an opinion from FleetBoston Robertson Stephens Inc., dated as of the date hereof, to the effect that, as of the date hereof, the consideration to be received by Company's stockholders in the Offer and the Merger is fair to Company's stockholders from a financial point of view.

     (gg)   Section 3.18  Affiliates. Part 3.18 of the Company Disclosure Letter
                          ----------
is a complete list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Except as set forth in Company SEC Reports, since the date of Company's last proxy statement filed with the SEC, to the knowledge of Company, no event has occurred = as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Article IV.
Representations and Warranties of Parent and Merger Sub
As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) Parent's Annual Report on Form 10-K for the year ending December 31, 1999 and any Parent SEC Reports (as defined below) filed subsequent to such Form 10-K and prior to the date of this Agreement, or (ii) the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Disclosure Letter"), Parent and Merger Sub represent and warrant as follows:

     (hh) Section 4.1 Organization of Parent and Merger Sub. (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to have such qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent.
          (b) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date (collectively, the "Parent Charter Documents"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents.

     (ii)  Section 4.2  Parent and Merger Sub Capitalization. (a) The authorized
                        ------------------------------------
capital stock of Parent consists solely of 500,000,000 shares of Parent Common Stock par value $.01 per share, of which there were 192,686,181 shares issued and outstanding as of the close of business on April 30, 2000, and 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound.

          As of May 19, 2000, there were 16,151,407 shares of Parent Common Stock authorized under the 1999 Equity Incentive Plan, of which 7,836,696 were subject to outstanding options, 7,123,759 were issued pursuant to outstanding options and 1,190,952 were available for future grants.

          As of May 19, 2000, there were 8,072,856 shares of Parent Common Stock authorized under the 1999 Employee Stock Purchase Plan, of which 1,848,216 were issued pursuant to outstanding options.

          As of May 19, 2000, there were 1,500,000 shares of Parent Common Stock authorized under the 1999 Non-Employee Director Option Plan, of which 20,000 were subject to outstanding options and 1,480,000 were available for future grants.

          As of May 19, 2000, there were no shares of Parent Common Stock authorized for future grant under the 1995 Stock Option/ Stock Issuance Plan, and there were 23,811,501 shares subject to outstanding options.

          As of May 19, 2000, there were 24,000,000 shares of Parent Common Stock authorized under the 1999 Supplemental Stock Option Plan, of which 23,887,500 were subject to outstanding options.

          All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

          (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

          (c) All outstanding shares of Parent Common Stock, all outstanding Parent options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

          (d) The Parent Common Stock to be issued in the Offer and the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

     (jj)  Section 4.3  Obligations With Respect to Capital Stock.  Except as
                        -----------------------------------------
set forth in Section 4.2, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries and except with respect to the securities of entities in which Parent holds, directly or indirectly, less than 20% of the outstanding voting securities, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

     (ll)  Section 4.4  Authority; Non-Contravention.  (a) Each of Parent and
                        ----------------------------
Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. No approval of any holder of any securities of Parent is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of

Parent and Merger Sub, respectively, enforceable against Parent and Merger
Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.
          (b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Part 4.4(b) of the Parent Disclosure Letter list all consents, waivers and approvals under any of Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Offer or Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities law, whether state or foreign, (iii) such filings as may be required under the HSR Act and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

     (mm)  Section 4.5  SEC Filings; Parent Financial Statements. (a) Parent has
                        ----------------------------------------
filed all forms, reports and documents required to be filed by Parent with the SEC since the effective date of the registration statement for Parent's initial public offering, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.
          (b) Each of the consolidated financial statements of Parent (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) are prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Form 1O-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of March 31, 2000 is hereinafter referred to as the "Parent Balance Sheet." Except as disclosed in the Parent Financials or in the Parent SEC Documents filed, in each case, prior to the date hereof, neither Parent nor any of its subsidiaries has any material liabilities or obligations (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

          (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     (nn)  Section 4.6  Absence of Certain Changes or Events. Since the date of
                        ------------------------------------
the Parent Balance Sheet there has not been (i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or (iv) any revaluation by Parent of any of its material assets, other than in the ordinary course of business.

     (oo)  Section 4.7    Taxes. (a) Parent and each of its subsidiaries have
                          -----
timely filed all material Returns relating to Taxes required to be filed by or on behalf of Parent and each of its subsidiaries with any Tax authority. Such Returns are true, correct and complete in all material respects, and Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.
          (b) Parent and each of its subsidiaries have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld, except such Taxes as are not material to Parent.

          (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries. Parent and its subsidiaries have not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to Parent.

          (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof that is reasonably likely to be material to Parent.

          (f) Neither Parent nor any of its subsidiaries has any material liability for unpaid Taxes which have not been accrued for or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

          (g) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

          (h) Neither Parent nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

          (i) Parent and its subsidiaries have not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

          (j) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

          (k) Parent has not been distributed in a transaction qualifying under
Section 355 of the Code within the last two years, nor has Parent distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

          (l) Parent is not aware of any fact, circumstance, plan or intention on the part of Parent that would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (pp)  Section 4.8  Title to Properties. Parent has good and valid title to,
                        -------------------
or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such Encumbrances which are not material to Parent.

     (qq)  Section 4.9  Intellectual Property.  For the purposes of this
                        ---------------------
Agreement, the following terms have the following definitions:

          "Parent Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or one of its subsidiaries.

          "Parent Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or one of its subsidiaries.

          (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

          (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property except, in each case, as would not materially adversely affect such item of Parent Registered Intellectual Property.

          (c) Parent or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions). To the knowledge of Parent, Parent or one of its subsidiaries owns, or holds a valid license to, free and clear of all Encumbrances, all material Intellectual Property necessary to, or used or held for use in, the conduct of the business as currently conducted and as proposed to be conducted by Parent and its subsidiaries.

          (d) Neither Parent nor any of its subsidiaries has transferred ownership of, or granted any license with respect to, any Intellectual Property that is or was material Parent Intellectual Property, to any third party.

          (e) To Parent's knowledge, the operation of the business of Parent and its subsidiaries as such business currently is conducted, including the design, development, marketing and sale of the products or services of Parent and its subsidiaries (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (f) Except as set forth in Part 4.9(f) of the Parent Disclosure Letter, no person has or is infringing or misappropriating any Parent Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would be material to Parent.

          (g) Parent and its subsidiaries have taken reasonable steps to protect Parent's and its subsidiaries' rights in Parent's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on Parent.

     (rr)  Section 4.10  Compliance with Laws.  (a) Neither Parent nor any of
                         --------------------
its subsidiaries is in conflict with, or has violated or is in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its subsidiaries, or any acquisition of material property by Parent or any of its subsidiaries.
     (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Parent as currently conducted (collectively, the "Parent Permits"), and are in compliance with the terms of the Parent Permits, except where the failure to hold such Parent Permits, or be in such compliance, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     (ss)  Section 4.11  Litigation.  There are no claims, suits, actions or
                         ----------
proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby. No director or executive officer of the Parent has asserted a claim to seek indemnification from the Parent under Parent Charter Documents or any indemnification agreements between Parent and such person.

     (tt)  Section 4.12  Brokers' and Finders' Fees.  Except for fees payable to
                         --------------------------
Morgan Stanley Dean Witter, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     (uu)  Section 4.13  Disclosure Documents.  Neither the Offer Documents or
                         --------------------
the Registration Statement or the Post-Effective Amendment, nor any of the information supplied or to be supplied by Parent or its subsidiaries or representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Company Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Company Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents and the Registration Statement and the Post-Effective Amendment will comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference therein.

     (vv)  Section 4.14  Affiliates.  Except as set forth in Parent SEC Reports,
                         ----------
since the date of Parent's last proxy statement filed with the SEC, to the knowledge of Parent, no event has occurred as of the date of this Agreement that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Article V.
Conduct Prior To The Effective Time

     (ww)  Section 5.1  Conduct of Business by Company.  During the period from
                        ------------------------------
the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing and except as provided in Part 5.1 of Parent Disclosure Letter, carry on its business in the ordinary course and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings. In addition, during that period Company will promptly notify Parent of any material event involving its business or operations consistent with the agreements contained herein.
In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Schedule 5.1 of the Company Disclosure Letter, without the prior written consent of Parent during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:
          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof (or as required by applicable law) and as previously disclosed in writing to Parent or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any material Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Company or split, combine or reclassify any capital stock of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Company;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options, (ii) shares of Company Common Stock issuable to participants in the Company ESPP, (iii) shares of Company Common Stock issuable to participants in Company's 401(k) Plan, in the case of (i), (ii) and (iii), consistent with the terms thereof, and (iv) pursuant to grants of Company Options to newly hired employees in the ordinary course of business, consistent with past practice, and not to exceed in the aggregate pursuant to this clause
(iv) 400,000 shares of Company Common Stock;

          (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or, except as required by agreements listed in Part 3.1 of the Disclosure Schedule, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic relationships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business, consistent with past practice;

          (k) Except as required to comply with any Legal Requirement or as set forth in Part 3.12 of the Company Disclosure Letter, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than with respect to employees and consultants (other than officers) in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures that are material to the business of Company;

          (1) Make any material capital expenditures, except in accordance with the current Company annual budget and plan, as previously disclosed to Parent;

          (m) Modify, amend or terminate any Company Contract to which Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder other than in the ordinary course of business consistent with past practice;

          (n) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice;

          (o) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (p) Materially change the pricing of the license fees Company charges for licensing its software;

          (q) Take any action that would materially delay the consummation of the transactions contemplated hereby; or

          (r) Agree in writing or otherwise to take any of the actions described in Section 5.1 (a) through (q) above.

     (xx)  Section 5.2  Conduct of Business by Parent.  During the period from
                        -----------------------------
the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall, except to the extent that Company shall otherwise consent in writing and except as provided in Part 5.2 of the Parent Disclosure Letter, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings; provided, however, that nothing in this Section 5.2 shall prevent Parent or any of its subsidiaries from reviewing and pursuing any acquisition opportunities.

          In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Part 5.2 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Parent; provided that Parent shall not be prohibited under this clause (a) from effecting any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock on or after the date hereof;

          (b) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (c) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents;

          (d) Except as required by GAAP, make any change in accounting methods, principles or practices or any change in tax accounting methods or any tax elections;

          (e) Take any action that would materially delay the consummation of the transactions contemplated hereby; or

          (f) Agree in writing or otherwise to take any of the actions described in Section 5.2 (a) through (e) above.

Article VI.
Additional Agreements

     (yy)  Section 6.1  Stockholder Approval; Preparation of Registration
                        -------------------------------------------------
Statement and Proxy Statement/Prospectus. (a) If approval of Company's
----------------------------------------
stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of Delaware Law, following the acceptance for exchange of Shares pursuant to the Offer, Parent and Company shall, as soon as practicable following the acceptance of Shares pursuant to the Offer, prepare and Company shall file with the SEC the Company Proxy Statement and Parent and Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the "Post-Effective Amendment") for the offer and sale of the Parent Stock pursuant to the Merger and in which the Company Proxy Statement will be included as a prospectus. Each of Company and Parent shall use all reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Offer and the Merger and Company shall furnish all information concerning Company and the holders of capital stock of Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or the Company Proxy Statement will be made by Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by Company or Parent which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Company.
          (b) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger, Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective

Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of considering and taking action upon this Agreement and the Merger and (with the consent of Parent) such other matters as may in the reasonable judgment of Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. Subject to Company's right, pursuant to Section 6.3(b) hereof, to withdraw or modify the Recommendations, the Board of Directors of Company shall include in the Post-Effective Amendment and the Company Proxy Statement a copy of the Recommendations as such Recommendations pertain to the Merger and this Agreement. Notwithstanding the foregoing, if approval of the Company's stockholders is required by applicable law in order to consummate the Merger, the Board of Directors of Company shall submit this Agreement and the Merger for approval to the Company's stockholders whether or not the Board of Directors of Company determines in accordance with
Section 6.3(b) after the date hereof that this Agreement and the Merger are no longer advisable and recommends that the stockholders of Company reject it. Unless the Board of Directors of Company has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 6.3(b), Company shall use its reasonable best efforts to solicit from stockholders of Company proxies in favor of this Agreement and the Merger and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to effect the Merger.

          (c) Notwithstanding the foregoing clauses (a) and (b) above, if Merger Sub shall acquire at least 90% of the outstanding Shares in the Offer, the parties hereto shall take all necessary actions (including actions referred to in clause (a) above, as applicable) to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of Company, in accordance with Section 253 of Delaware Law.

     (zz)  Section 6.2  Antitrust Filings.  (a) Promptly after the date of this
                        -----------------
Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.2.
          (b) Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Post-Effective Amendment, the Company Proxy Statement or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Post-Effective

Amendment, the Company Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under
Section 6.1 and this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement the Registration Statement, the Post-Effective Amendment, the Company Proxy Statement or any Antitrust Filing or Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company and/or Parent, such amendment or supplement.

     (aaa)  Section 6.3  No Solicitation.  (a) From the date hereof until the
                         ---------------
Appointment Date or termination of the Agreement in accordance with Article VIII hereof, whichever is earlier, neither Company nor any of its subsidiaries shall, nor shall Company or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly,
(i) solicit, initiate or knowingly take any action to facilitate or encourage the submission or announcement of any Acquisition Proposal (as defined below),
(ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that has made an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.
          (b) Notwithstanding the foregoing, the Board of Directors of Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party that, subject to Company's compliance with Section 6.3(a), has made (and not withdrawn) a bona fide Acquisition Proposal that the Board of Directors of Company reasonably determines (after consultation with Company's financial advisor) constitutes a Superior Proposal, (ii) furnish to such third party nonpublic information relating to Company or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement, (iii) take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to them, (iv) following receipt of such an Acquisition Proposal, withdraw, modify in a manner adverse to Parent, or fail to make its Recommendations, and/or (v) take any action ordered to be taken by Company by any court of competent jurisdiction if, in each case (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 6.3, (2) the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel, that it is necessary for the Board of Directors to take such action in order to satisfy its fiduciary obligations to Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement, (4) gives Parent prompt advance notice of its intent to furnish such nonpublic information or enter into such discussions (which notice shall in no event be given less than one business day prior to furnishing such information or entering into such discussions), and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.3 by Company.

          (c)  In addition to the obligations of Company set forth in paragraph
(a) of this Section 6.3, Company as promptly as reasonably practicable shall advise Parent orally and in writing of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or group making any such Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as reasonably practicable in all material respects of material amendments of any such Acquisition Proposal or inquiry.

"Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of Company determines in good faith by a majority vote, after consultation with its financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to the Company's stockholders than as provided hereunder. For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal by a third party, other than Parent, Merger Sub or any affiliate thereof, relating to: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% interest in the outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 25% or more of the outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction would hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 25% of the consolidated assets of Company; or (C) any liquidation or dissolution of Company.

     (bbb)  Section 6.4  Obligations of Merger Sub.  Parent will take all action
                         -------------------------
necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement.

     (ccc)  Section 6.5  Voting of Shares.  Parent and Merger Sub agree to vote
                         ----------------
all Shares acquired in the Offer or otherwise beneficially owned by them or any of their subsidiaries in favor of approval and adoption of this Agreement and the Merger at the Company Stockholder Meeting or pursuant to Section 253 of the DGCL, on the terms and subject to the conditions set forth in this Agreement.

     (ddd)  Section 6.6  Registration Statement.  Parent shall promptly prepare
                         ----------------------
and file with the SEC under the Securities Act the Registration Statement and shall use all reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities laws in connection with the issuance of Parent Common Stock in the Merger. Parent shall include as an exhibit to the Registration Statement a tax opinion of Davis Polk & Wardwell, in form and substance reasonably satisfactory to Parent and to Company, on the basis of customary facts, representations and assumptions set forth in such opinion (including without limitation assumptions that (i) the minimum Condition shall be satisfied, and (ii) the Merger shall be completed promptly following the Offer), to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     (eee)  Section 6.7  Confidentiality; Access to Information.  (a) The
                         --------------------------------------
parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement which Confidentiality Agreement will continue in full force and effect in accordance with its terms.
          (b) Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request, including without limitation copies of working papers of accountants, contracts, and other corporate documents, and access to other parties with whom it has business dealings. Parent will afford Company and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as Company may reasonably request, including without limitation copies of working papers of accountants, contracts, and other corporate documents, and access to other parties with whom it has business dealings. No information or knowledge obtained in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Offer and the Merger.

     (fff)  Section 6.8  Public Disclosure.  Parent and Company will consult
                         -----------------
with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Offer, Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange; provided, however, that this Section 6.8 shall terminate in the event the Board of Directors of Company shall withdraw its Recommendations. The parties have agreed to the text of the joint press release announcing the signing of this Agreement .

     (ggg)  Section 6.9  Reasonable Efforts; Notification.  (a) Upon the terms
                         --------------------------------
and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Annex I and Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity,
(iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or its subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).
          (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby,
(iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the transactions contemplated hereby. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Annex I or Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Annex I or Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (hhh)  Section 6.10  Stock Options and ESPP.  (a) At the Effective Time,
                          ----------------------
each outstanding Company Option and each outstanding warrant to purchase Company Common Stock, whether or not then exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that, subject to Section 6.10(b), (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time.
          (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 6.10 shall be applied consistent with such intent in accordance with
Section 424 of the Code.

          (c) At the Effective Time, the Company ESPP shall be assumed by Parent; provided however, that no new offering period shall commence under the Company ESPP and no employee of Company or any of its subsidiaries not participating in the Company ESPP as of the date hereof shall become a participant in the Company ESPP after such date.

     (iii)  Section 6.11  Form S-8.  Parent agrees to use its reasonable efforts
                          --------
to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable (and in any event within 10 days) after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     (jjj)  Section 6.12  Indemnification.  (a) From and after the Effective
                          ---------------
Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's or the Surviving Corporation's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.
          (b) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent shall make or cause to be made proper provision so that the successors and assigns of Parent assume the indemnification obligations of Parent under this Section 6.12 for the benefit of the Indemnified Parties.

          (c) For a period of six years after the Effective Time, Parent will either (i) cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 150% of such annual premium), or (ii) if mutually agreed between Company and Parent, purchase a directors' and officers' liability insurance on terms comparable to those applicable to the current directors and officers of Company covering all periods prior to the Effective Time.

          (c) This Section 6.12 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

     (kkk)  Section 6.13  Nasdaq Listing.  Parent agrees to authorize for
                          --------------
listing on NASDAQ National Market System the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Offer and the Merger, effective upon official notice of issuance.

     (lll) Section 6.14  Letters of Accountants.   Company and Parent shall use
                         ----------------------
their respective reasonable efforts to cause to be delivered to Parent letters of Company's and Parent's independent accountants, respectively, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (mmm)  Section 6.15  Takeover Statutes.  If any Takeover Statute is or may
                          -----------------
become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions. Company agrees that on and after the date hereof, it will not adopt any "poison pill" rights plan or any similar antitakeover plan or take any other action that would impede or prevent completion of the Offer, the Merger or this Agreement.

     (nnn)  Section 6.16  Certain Employee Benefits.  Employees of Company and
                          -------------------------
its subsidiaries will be granted credit for purposes of eligibility, vesting and vacation accrual for all service with Company and its subsidiaries under each employee benefit plan, program or arrangement of Parent or its Affiliates in which such Employees are eligible to participate. If Employees become eligible to participate in a welfare plan maintained or contributed to by Parent or its Affiliates, Parent will cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable welfare plan under which Company employees participate (but only to the extent corresponding exclusions and limitations were satisfied by such Employees under the applicable welfare plans maintained or contributed to by Company); and (ii) credit any deductible or out of pocket expenses or offsets (or similar expenses) incurred by the Employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

     (ppp)  Section 6.17  Tax Matters.  Each of Parent, Merger Sub and Company
                          -----------
agrees that it will not take any action, or fail to take any action, which action or failure to act would be reasonably likely to cause the Transaction to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub and Company agrees to use its reasonable efforts to make representations to Davis Polk & Wardwell and Wilson Sonsini Goodrich & Rosati in support of their tax opinions in Section 6.6 and in Annex I.

     (qqq)  Section 6.18  Employment Agreement.  Company agrees to cooperate
                          --------------------
with Parent in its efforts to negotiate employment or other agreements with key employees identified by Parent between the date hereof and the Effective Time.

Article VII.
Conditions To The Merger

     (rrr)  Section 7.1  Conditions to Obligations of Each Party to Effect the
                         -----------------------------------------------------
Merger. The obligations of Company, Parent and Merger Sub to consummate the
------
Merger are subject to the satisfaction of the following conditions:
          (a) if required by Delaware law, this Agreement shall have been approved and adopted by the stockholders of Company;

          (b) Merger Sub shall have accepted for exchange and exchanged all of the Shares tendered pursuant to the Offer;

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (d) the Registration Statement or the Post-Effective Amendment, as the case may be, shall have been declared effective and no stop order suspending effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

          (e) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance.


Article VIII.
Termination, Amendment and Waiver

     (sss)  Section 8.1  Termination.  This Agreement may be terminated and the
                         -----------
Merger may be abandoned at any time prior to the Appointment Date
(notwithstanding any approval of this Agreement by the stockholders of Company):
          (a)  by mutual written agreement of Company and Parent; or

          (b)  by either Company or Parent, if:

               (i) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any Shares pursuant to the Offer, provided that Parent and Merger Sub shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(i) if the Offer is terminated or expires without Shares having been accepted for exchange as a result of a breach by Parent or Merger Sub of this Agreement; or

               (ii) the Offer has not been consummated on or before September 30, 2000 (the "End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

               (iii) there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

               (iv) (A) any representation or warranty of the other party contained in this Agreement shall be or have become inaccurate such that, in the aggregate, such inaccuracies would reasonably be expected to have a Material Adverse Effect on such other party, or (B) the other party fails to perform any material covenant contained in this Agreement; provided, however, that such inaccuracy or failure to perform has not been or is incapable of being cured by such other party within 30 days following receipt by the terminating party of notice of such inaccuracy or failure to perform; or

          (c) by Parent if a Triggering Event shall have occurred.

For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if, prior to the Appointment Time: (i) the Board of Directors of Company or any committee thereof shall have approved or recommended to Company stockholders any Acquisition Proposal, (ii) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its Recommendations; (iii) Company shall have failed to include in the Offer Documents, the Schedule 14D-9 or the Post-Effective Amendment the Recommendations; or (iv) a tender or exchange offer relating to 40% or more of the Shares shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.
The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

     (ttt)  Section 8.2  Notice of Termination; Effect of Termination.  Any
                         --------------------------------------------
proper termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement under
Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except
(i) as set forth in this Section 8.2, Section 8.3 and Article 9, each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. In the event that Company gives Parent notice of an inaccuracy or failure to perform such that this Agreement would be subject to termination pursuant to Section 8.1(b)(iv), Parent shall cause Merger Sub to not consummate the Offer until such inaccuracy or failure to perform is cured.

     (uuu)  Section 8.3  Fees and Expenses.  (a) General. Except as set forth in
                         -----------------
this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.
          (b) Company Payments. If this Agreement is terminated by Parent or Company, as applicable, prior to the appointment time pursuant to Sections 8.1(b)(i) or (ii) or Section 8.1(c), Company shall promptly, but in any event no later than two days after the date of such termination, pay Parent a fee equal to $50 million in immediately available funds (the "Termination Fee"); provided, that in the case of a termination under Section 8.1(b)(i) or (ii) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal shall have been publicly announced or shall have become publicly known and not withdrawn at least 5 business days prior to the scheduled expiration date of the Offer, and (B) within 12 months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or Company enters into an agreement providing for a Company Acquisition and such Company Acquisition is later consummated, and (ii) such payment shall be made promptly, but in any event no later than two days after the consummation of such Company Acquisition. Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company, Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

          For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a sale or other disposition by Company of a business or assets representing 40% or more of the consolidated net revenues, net income or assets of Company immediately prior to such sale; (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing 40% or more of any class of equity securities of Company; or (iii) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company (other than a transaction in which Company is the acquiror and in which the current Company stockholders retain more than 60%, directly or indirectly, of the surviving or successor corporation); it being understood that a widely distributed offering of Company Common Stock shall not constitute a Company Acquisition.

     (vvv)  Section 8.4  Amendment.  Subject to applicable law, this Agreement
                         ---------
may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

     (www) Section 8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Article IX.
General Provisions

     (xxx)  Section 9.1  Non-Survival of Representations and Warranties.  The
                         ----------------------------------------------
representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     (yyy)  Section 9.2  Notices.  All notices and other communications
                         -------
hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               Vignette Corporation
               901 South Mopac Expressway
               Austin, Texas  78746
               Attention:  Senior Vice President-Corporate Development
               Facsimile No.:   512-306-4510


               with a copy to:
               Davis Polk & Wardwell
               1600 El Camino Real
               Menlo Park, California 94025
               Attention:  David W. Ferguson
               Facsimile No.: 650-752-2111



          (b)  if to Company, to:

               OnDisplay, Inc.
               12667 Alcosta Boulevard
               Suite 250
               San Ramon, CA  94583
               Attention:  David Petroni
               Facsimile No.:   925-480-1000


               with a copy to:
               Wilson Sonsini Goodrich & Rosati
               One Market
               Spear Street Tower
               Suite 1600
               San Francisco, CA  94105
               Attention:   Michael J.Kennedy
                            Robert T. Ishii

               Facsimile No.: 415-947-2099

     (zzz)  Section 9.3  Interpretation; Certain Defined Terms.  (a) When a
                         -------------------------------------
reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.
          (b) For purposes of this Agreement, the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter, after reasonable inquiry of such matter. For purposes of this definition, the "executive officers" of Company shall be those person listed on Part 9.3(b) of the Company Disclosure Letter.

          (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions,
(ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), (iii) changes in the trading prices for such entity's capital stock, and (iv) changes that are attributable to the announcement or pendency of or compliance with this Agreement or the transactions contemplated hereby or to actions taken by Company that are jointly agreed between Company and Parent.

          (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          (e) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     (aaaa)  Section 9.4  Counterparts.  This Agreement may be executed in one
                          ------------
or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     (bbbb)  Section 9.5  Entire Agreement; Third Party Beneficiaries.  This
                          -------------------------------------------
Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, other than the Continuing Directors, except as specifically provided in Section 6.12.

     (cccc)  Section 9.6  Severability.  In the event that any provision of this
                          ------------
Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     (dddd)  Section 9.7  Other Remedies; Specific Performance.  Except as
                          ------------------------------------
otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     (eeee)  Section 9.8  Governing Law.  This Agreement shall be governed by
                          -------------
and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     (ffff)  Section 9.9  Rules of Construction.  The parties hereto agree that
                          ---------------------
they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     (gggg)  Section 9.10  Assignment.  No party may assign either this
                           ----------
Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

     (hhhh) Section 9.11 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                            * * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                    VIGNETTE CORPORATION

                                        /s/ Joel G. Katz
                                    By: ________________________________
                                    Name: Joel G. Katz
                                    Title: Chief Financial Officer


                                    WHEELS ACQUISITION CORP.

                                        /s/ Joel G. Katz
                                    By: ________________________________
                                    Name: Joel G. Katz
                                    Title: President and Assistant Secretary


                                    ONDISPLAY, INC.

                                        /s/ Mark A. Pine
                                    By: ________________________________
                                    Name: Mark A. Pine
                                    Title: Chairman and Chief Executive Officer

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, subject to the terms of this Agreement, Merger Sub shall not be required to accept for exchange or exchange or deliver any shares of Parent Common Stock for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1), (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act shall not have expired or been terminated, (3) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (4) the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance, (5) Parent shall not have received an opinion of Davis Polk & Wardwell, in form and substance reasonably satisfactory to Parent and to Company, on the basis of reasonable customary facts, representations and assumptions set forth in such opinion, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, (6) Company shall not have received an opinion of Wilson Sonsini Goodrich and Rosati, Professional Corporation, in form and substance reasonably satisfactory to Parent and to Company, on the basis of reasonable customary facts, representations and assumptions set forth in such opinion, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; provided, however, that if Wilson Sonsini Goodrich and Rosati does not render such opinion, this condition shall nonetheless be deemed to be satisfied if Davis Polk & Wardwell renders such opinion to the Company or (6) at any time on or after the date of this Agreement and prior to the acceptance for exchange of Shares pursuant to the Offer, any of the following conditions exist and are continuing:

          (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Sub or the consummation of the Merger; or

          (b) a judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court, government or governmental authority or agency, domestic, foreign or supranational or any other legal restraint or prohibition preventing the consummation of the Offer or making the Offer illegal shall be in effect; or

          (c) Company shall have failed to perform in any material respect any of its covenants, obligations or agreements under this Agreement such that the aggregate of all such breaches would reasonably be expected to have a Material Adverse Affect on Company; or

          (d) the representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true at and as of the expiration of the Offer as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; or

          (e) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Merger Agreement, be waived by Parent and Merger Sub in their reasonable discretion in whole at any time or in part from time to time.